     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2002
================================================================================

                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


Filed by the Registrant [X]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                             BKF CAPITAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and O-11.

      (1)   Title of each class of securities to which transaction applies:
      (2)   Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:
      (4)   Proposed maximum aggregate value of transaction:
      (5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:

================================================================================

                            BKF CAPITAL GROUP, INC.
                             ONE ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                                 (212) 332-8400

                                                                  April 22, 2002

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of BKF Capital Group, Inc. (the "Company") at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York on Thursday, May 16, 2002, at 8:30 a.m., local time.

     At the meeting you will be asked to consider and vote on the election of three (3) directors, the ratification of Ernst & Young LLP as the Company's independent auditors and a stockholder proposal relating to the Company's stockholder rights plan.

     The board of directors has unanimously approved the election of the three directors and the ratification of Ernst & Young LLP as the Company's independent auditors and recommends that you vote FOR each of them. The board of directors unanimously recommends that you vote AGAINST the stockholder proposal.

     A copy of the Company's Annual Report for the fiscal year ended December 31, 2001 is also enclosed.

     The formal notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy card promptly so that your shares will be represented. The proxy card is revocable and will not affect your right to vote in person if you attend the meeting.

                                          Very truly yours,

                                          /s/ JOHN A. LEVIN
                                          John A. Levin
                                          Chairman,
                                          Chief Executive Officer and President

                            BKF CAPITAL GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2002

To Our Stockholders:

     The annual meeting of stockholders (the "Annual Meeting") of BKF Capital Group, Inc., a Delaware corporation (the "Company"), will be held at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York, on Thursday, May 16, 2002, at 8:30 a.m., local time, for the following purposes:

          1. to elect three (3) directors to hold office as specified in the accompanying Proxy Statement;

          2. to ratify the appointment of Ernst & Young LLP as independent auditors for the Company;

          3. to consider a stockholder proposal relating to the Company's stockholder rights plan; and

          4. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Stockholders of record at the close of business on April 15, 2002, the record date, are entitled to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ NORRIS NISSIM
                                          Secretary

New York, NY
April 22, 2002

     YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                                PROXY STATEMENT

     The board of directors of the Company is soliciting proxies from stockholders for use at the Annual Meeting that will be held on May 16, 2002 and at any adjournment or adjournments of that meeting. The Company began mailing these proxy materials to stockholders on or about April 22, 2002.

     THIS PROXY STATEMENT DESCRIBES EACH OF THE MATTERS ON WHICH THE BOARD OF DIRECTORS IS ASKING STOCKHOLDERS TO VOTE. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS DESCRIBED IN ITEMS 1 AND 2 AND AGAINST THE PROPOSAL DESCRIBED IN ITEM 3.

ITEM 1.  ELECTION OF DIRECTORS

     The board of directors is asking you to elect three directors at the meeting. The board of directors has nominated the following persons to serve as directors for terms expiring at the annual meeting of stockholders in 2005: J. Barton Goodwin, John A. Levin and Burton G. Malkiel. Each currently is a director of the Company.

     If any nominee should be unable to serve, the persons named as proxies shall vote for such other person as shall be determined by such persons in accordance with their judgment.

     Information concerning the nominees and the directors who are continuing in office appears below.

                        DIRECTORS NOMINATED FOR ELECTION

                                                        EXPIRATION   EXPIRATION
NAME, AGE, AND PRINCIPAL OCCUPATION  DIRECTOR           OF CURRENT   OF TERM IF
DURING THE LAST FIVE YEARS            SINCE     CLASS      TERM       ELECTED     OTHER BUSINESS AFFILIATION(S)
-----------------------------------  --------   -----   ----------   ----------   ------------------------------
J. Barton Goodwin -- age 55            1987      III       2002         2005      Director of Factual Data Corp.
  Managing director of BCI                                                        (mortgage servicing company)
  Partners, Inc. (private capital
  investment group), general
  partner of Bridge Associates II
  and Teaneck Associates and member
  of Glenpointe Associates, LLC,
  Glenpointe V, LLC and BCI
  Investors, LLC since 1986
John A. Levin -- age 63                1996      III       2002         2005
  Chairman since February 2000,
  Chief Executive Officer and
  President of the Company and
  Chairman and Chief Executive
  Officer of Levin Management Co.,
  Inc and John A. Levin & Co., Inc.
  since June 1996; prior thereto,
  President and Securities
  Analyst/Portfolio Manager of the
  predecessor to John A. Levin &
  Co., Inc.
Burton G. Malkiel -- age 69            1982      III       2002         2005      Director of Prudential
  Professor of Economics, Princeton                                               Financial, Inc. and Vanguard
  University since 1964                                                           group of investment funds (106
                                                                                  funds)

REQUIRED VOTE

     Stockholders are entitled to one vote per share in the election of directors (called straight voting), with no right of cumulation. A plurality vote of the shares cast at the meeting is required to elect directors, assuming a quorum is present.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE THREE (3) NOMINEES NAMED ABOVE.

                         DIRECTORS CONTINUING IN OFFICE

                                                        EXPIRATION
NAME, AGE, AND PRINCIPAL OCCUPATION  DIRECTOR           OF CURRENT
DURING THE LAST FIVE YEARS            SINCE     CLASS      TERM       OTHER BUSINESS AFFILIATION(S)
-----------------------------------  --------   -----   ----------   --------------------------------
Anson M. Beard, Jr. -- age 66          2000      II        2004
  Retired; former investment banker
David D. Grumhaus -- age 66            1988       I        2003      Director of Niche Software
  President of the Travel 100 Group                                  Systems, Inc. (computer software
  (travel company) and Casey Travel                                  company)
  Corporation (travel agency) since
  1991
Peter J. Solomon -- age 63             2000      II        2004      Director of Monro Muffler Brake,
  Chairman of Peter J. Solomon                                       Inc. (automotive repair
  Company Limited and Peter J.                                       services), Office Depot, Inc.
  Solomon Securities Co., LTD                                        (supplier of office products)
  (investment banking) since 1995                                    and Phillips-Van Heusen
                                                                     Corporation (apparel and
                                                                     footwear marketer/manufacturer)
Dean J. Takahashi -- age 44            1997      II        2004
  Senior Director of Investments,
  Yale University, since 1996
James S. Tisch -- age 49               2000       I        2003      Director of CNA Financial Corp.
  President since October 1994 and                                   (holding company whose
  Chief Executive Officer since                                      subsidiaries consist of
  January 1999 of Loews Corporation                                  insurance companies) and Vail
  (holding company whose                                             Resorts, Inc. (resort operator)
  subsidiaries are engaged in the
  following lines of business:
  insurance; production and sale of
  cigarettes; operation of hotels;
  operation of offshore oil and gas
  drilling rigs; and distribution
  and sale of watches and clocks)
  and Chief Executive Officer of
  Diamond Offshore Drilling, Inc.
  (offshore oil and gas company)
  since March 1998; prior thereto,
  Chief Operating Officer of Loews
  Corporation

MEETINGS OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS

     During 2001, the board of directors conducted five meetings, including scheduled and special meetings. Each board member attended at least 75% of the meetings of the board of directors and committees on which he served during 2001.

     The Company has standing audit, compensation and nominating committees, whose current functions and members are described below. It is anticipated that at its first meeting following the Annual Meeting, the board of directors will designate the directors who currently serve on these committees to serve on each of these committees until the next annual meeting of stockholders.

  AUDIT COMMITTEE

     The audit committee is composed of David D. Grumhaus, J. Barton Goodwin and Burton G. Malkiel. This committee reviews the Company's financial statements, makes recommendations regarding the selection of independent auditors and meets with representatives of the Company's independent auditors to determine the scope, and review the results, of each audit. The audit committee had five meetings during 2001. Each of the members of the audit committee is independent as defined by The New York Stock Exchange's listing standards.

  COMPENSATION COMMITTEE

     The compensation committee is composed of Anson M. Beard, Jr., David D. Grumhaus and Burton G. Malkiel. The compensation committee makes recommendations regarding compensation policies. The compensation committee also administers the Company's 1998 Incentive Compensation Plan. The compensation committee had three meetings during 2001.

  NOMINATING COMMITTEE

     The nominating committee is composed of J. Barton Goodwin, Peter J. Solomon, James S. Tisch and John A. Levin. The nominating committee makes recommendations to the board of directors regarding the selection of candidates to be nominated for election to the board of directors. The nominating committee does not consider nominees recommended by stockholders. The nominating committee had one meeting during 2001.

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Company's board of directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 2002. Ernst & Young LLP has served the Company in this capacity since 1987 and has no direct or indirect financial interest in the Company except as independent auditors. The Company is asking stockholders to ratify the selection of Ernst & Young LLP as independent auditors of the Company. A representative of Ernst & Young LLP is expected to attend the meeting and will be available to respond to questions raised at the Annual Meeting. The representative from Ernst & Young LLP also will have the opportunity to make a statement if he or she desires to do so.

AUDIT FEES

     Ernst & Young LLP received $178,000 in fees for professional services in connection with the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and its reviews of the financial statements included in quarterly reports on Form 10-Q filed by the Company in 2001 and audits of its consolidated subsidiaries.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Ernst & Young LLP did not render any professional services or receive any fees in connection with financial information systems design and implementation.

ALL OTHER FEES

     Ernst & Young LLP received $15,000 from the Company in connection with its review of the Company's tax return for the year ended December 31, 2000. The audit committee of the board of directors believes these additional services were compatible with maintaining the independence of Ernst & Young LLP.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is necessary to ratify the appointment of Ernst & Young LLP as independent auditors of the Company. Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted in favor of the ratification of Ernst & Young LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

ITEM 3.  STOCKHOLDER PROPOSAL

     GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1434, the owner of 358,200 shares of Common Stock (based on Amendment No. 4 to Schedule 13D filed by GAMCO Investors, Inc. on July 2, 2001), has given notice that it intends to present the following proposal at the annual meeting. The proposed resolution and supporting statement, for which the board of directors accepts no responsibility, are set forth below.

PROPOSED RESOLUTION

     That the stockholders of BKF Capital Group, Inc. (the "Company") hereby request that the board of directors redeem the Common Share Purchase Rights issued pursuant to the Rights Agreement, dated June 8, 2001, unless the holders of a majority of the outstanding shares approve the issuance at a meeting of the stockholders held as soon as practical.

SUPPORTING STATEMENT OF STOCKHOLDER

     On May 29, 2001, the board of directors declared a dividend of one Common Share Purchase Right pursuant to a Rights Agreement dated as of June 8, 2001. The Rights represent a corporate anti-takeover device, commonly known as a "poison pill."

     The Rights are exercisable when a person or group acquires a beneficial interest in 10% or more of the common stock of the Company, or announces a tender or exchange offer that would result in such person or group owning 10% of more of the Company's common stock. The Company may redeem the Rights for $.01 per Right. The issuance of the Rights can vastly increase the cost to a potential bidder of effecting any merger or tender offer that is not approved by the board of directors.

     We believe the stockholders are entitled to decide on what represents a fair price for their holdings. As a consequence of the poison pill, however, potential bidders for the Company's stock must negotiate with management, and cannot take their offer directly to the stockholders.

     Creating a 10% threshold in the poison pill goes beyond insulating the Company from a hostile takeover. As a practical matter, it may deter institutional stockholders from acquiring shares of the Company. Moreover, as a holding company for an investment manager subject to the federal securities laws, the Company has change of control protections arising under the securities laws. Those provisions have effectively prevented any U.S. investment management firm in recent times from undergoing a change of control through a hostile tender or exchange offer. The Company's poison pill is therefore particularly indefensible. It suffers not only from the defects common to such plans generally, but also effectively discourages accumulations by institutional holders that cannot possibly have a change of control intent.

     The board of directors, in an effort to improve shareholder value, should redeem the Rights or put the decision whether to continue to use a poison pill to a shareholder vote as soon as practical.

  WE URGE STOCKHOLDERS TO VOTE FOR THIS RESOLUTION.

COMPANY'S STATEMENT IN OPPOSITION TO THE PROPOSAL

     The board of directors of the Company recommends that you vote AGAINST the stockholder's proposal for the following reasons:

     On May 29, 2001, the Company's board of directors adopted a Share Purchase Rights Plan (the "Plan"). The Plan was adopted by the board of directors in order to assure that all of BKF Capital Group's stockholders receive fair and equal treatment in any proposed takeover of the Company. The Plan seeks to guard against abusive tactics such as "creeping acquisitions" through open market purchases and "partial or two-tier tender offers" that fail to treat all stockholders equally.

     The Plan was not adopted to prevent a takeover. Rather, the Plan is meant to encourage anyone seeking to acquire the Company to negotiate with the board of directors prior to attempting a takeover. The Plan is intended to give the board of directors a greater period of time to evaluate the adequacy of an acquisition proposal and to negotiate the best result for BKF stockholders.

     Many companies have adopted similar rights plans. Over 2,064 companies, including 59.6% of the S & P 500 companies, have issued rights to protect their stockholders against abusive acquisition tactics. Contrary to the contention that rights plans inhibit the realization of shareholder value, research indicates that having a rights plan accomplishes the goal of maximizing shareholder value. A 1997 study published by Georgeson & Company determined that companies with shareholder rights plans received an additional $13 billion in takeover premiums from 1992 to 1996. The Georgeson study also found that (1) premiums paid for target companies with rights plans were on average 8% higher than premiums paid for target companies without rights plans, (2) the presence of a rights plan increased neither the likelihood of withdrawal of a friendly takeover bid nor the defeat of a hostile one, and (3) rights plans did not reduce the likelihood that a company would become a takeover target.

     In addition, the Plan, by encouraging potential acquirors to negotiate with the board of directors rather than engaging in potentially disruptive and coercive takeover tactics, is intended to provide the Company's employees and clients with a more stable environment and thus to enhance their relationships with the Company. The board of directors believes that instilling a sense of confidence in the Company's future stability is a crucial element in retaining both clients and employees -- the two groups that form the foundation of a service business such as BKF. In establishing relationships with the Company, clients and employees are making significant, and hopefully long term, commitments to BKF. In this context, a confident and stable atmosphere is a very valuable Company asset.

     Finally, federal law governing investment advisers does not necessarily discourage abusive takeover tactics or encourage negotiations with the board of directors. Such laws explicitly offer protection to clients, not shareholders. These laws give clients the right to terminate their relationship with the Company in the event of a change in control. The board of directors does not believe this limited termination right serves as an adequate substitute for the stockholder protections provided by the Plan.

     The overriding objectives of the board of directors remain the preservation and maximization of the Company's value for all shareholders. The board of directors believes that the Plan supports those objectives.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is necessary for the approval of this proposal. Approval would not, however, require that the requested action be taken, since the proposal is precatory.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

                                 OTHER MATTERS

     As of the date of this proxy statement, the board of directors does not intend to bring any other matters before the Annual Meeting and is not aware of any proposals to be presented to the Annual Meeting by others. If any other matter comes before the Annual Meeting, however, the persons named in the proxy solicited by the board of directors will vote thereon in accordance with their judgment.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth the beneficial ownership as of March 31, 2002 of
(1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock, (2) each director and nominee for director of the Company, (3) each executive officer of the Company whose name appears on the summary compensation table below (the "Named Executive Officers") and (4) all directors, nominees and executive officers of the Company as a group. Except as indicated, each person had sole voting and dispositive powers with respect to such shares.

                                                               NUMBER       PERCENT
NAME OF BENEFICIAL OWNER                                      OF SHARES     OF CLASS
------------------------                                      ---------     --------
Mario J. Gabelli............................................   587,100(1)      8.9
Marc J. Gabelli
  One Corporate Center
  Rye, NY 10580
Newberg Family Trust........................................   350,350(2)      5.2
  11601 Wishire Boulevard
  Los Angeles, CA 90025
Liberty Wanger Asset Management, L.P. ......................   352,900(3)      5.3
WAM Acquisition GP, Inc.
  227 Monroe Street,Suite 3000
  Chicago, IL 60606
Warren E. Buffett...........................................   340,333(4)      5.1
  1440 Kiewit Plaza
  Omaha, NE 68131
Anson M. Beard, Jr. ........................................         0           *
J. Barton Goodwin...........................................   105,478(5)      1.6
David D. Grumhaus...........................................    11,991(6)        *
John A. Levin...............................................   613,460(7)      9.2
Burton G. Malkiel...........................................         0           *
Peter J. Solomon............................................     1,000           *
Dean J. Takahashi...........................................       182           *
James S. Tisch..............................................     2,000           *
Gregory T. Rogers...........................................    43,360(8)        *
Glenn A. Aigen..............................................     3,293(9)        *
Norris Nissim...............................................         0           *
Directors and officers as a group (11 persons)..............   780,764        11.7

---------------

 *  Less than 1%

(1) The information set forth with respect to Mario J. Gabelli and Marc J. Gabelli is based solely on Amendment No. 4 to Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on July 2, 2001 by Mario J. Gabelli, Marc J. Gabelli and various entities which either one directly or indirectly controls or for which either acts as chief investment officer. Mario J. Gabelli and Marc J. Gabelli disclaim beneficial ownership of any of the common stock included on the Schedule 13D.

(2) The information set forth with respect to Newberg Family Trust is based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2002.

(3) The information set forth with respect to Liberty Wanger Asset Management, L.P. and WAM Acquisition, GP, Inc. is based solely on Amendment No. 1 to
    Schedule 13G filed by such entities with the SEC on February 12, 2002. Liberty Wanger Asset Management is an investment adviser, and WAM Acquisition GP, Inc. is the general partner of the investment adviser. They share voting and dispositive power over 352,900 shares.

(4) The information set forth with regard to Warren E. Buffett is based solely on the Schedule 13G filed with the SEC on February 14, 2000.

(5) Includes 105,478 shares of common stock owned by immediate family members.

(6) Includes 10,759 shares of common stock held by family members or family related entities.

(7) Includes 31,720 shares of common stock held by family members or family related entities and 34,570 shares relating to options which have vested or will vest within 60 days of March 31, 2002.

(8) Includes 43,360 shares of common stock relating to options which have vested or will vest within 60 days of March 31, 2002.

(9) Includes 3,293 shares of common stock relating to options which have vested or will vest within 60 days of March 31, 2002.

The number of shares listed in the above table does not include any shares underlying the restricted stock units granted to Messrs. Beard, Goodwin, Grumhaus, Malkiel, Takahashi and Tisch. See "Compensation -- Directors' Compensation" for a description of these grants.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and executive officer of the Company and each beneficial owner of 10% or more of the Company's common stock is required to report his or her transactions in shares of Company common stock to the SEC within a specified period following a transaction. Based on our review of filings with the SEC and written representations furnished to us, during 2001 the directors, executive officers and 10% beneficial owners filed all such reports within the specified time period.

                               EXECUTIVE OFFICERS

     The current executive officers of the Company are:

NAME, AGE, AND PRINCIPAL OCCUPATION
DURING LAST FIVE YEARS                                    OFFICE(A)          YEAR FIRST ELECTED
-----------------------------------                       ---------          ------------------
John A. Levin -- age 63                           Chairman, Chief Executive  2000 (as Chairman)
  Chairman since February 2000, Chief Executive   Officer and President       1996 (as CEO and
  Officer and President of the Company and                                       President)
  Chairman and Chief Executive Officer of Levin
  Management Co., Inc. and John A. Levin & Co.,
  Inc. since June 1996; prior thereto, President
  and Securities Analyst/ Portfolio Manager of
  the predecessor to John A. Levin & Co., Inc.
Gregory T. Rogers -- age 36                       Executive Vice President          2000
  Executive Vice President and Chief Operating    and Chief Operating
  Officer of the Company, Levin Management Co.,   Officer
  Inc. and John A. Levin & Co., Inc. since
  February 2000; prior thereto, Managing
  Director of BARRA Strategic Consulting since
  1994.

NAME, AGE, AND PRINCIPAL OCCUPATION
DURING LAST FIVE YEARS                                    OFFICE(A)          YEAR FIRST ELECTED
-----------------------------------                       ---------          ------------------
Glenn A. Aigen -- age 39                          Senior Vice President,            2000
  Senior Vice President, Chief Financial Officer  Chief Financial Officer
  and Treasurer of the Company, Levin Management  and Treasurer
  Co., Inc. and John A. Levin & Co., Inc. since
  February 2000; Vice President, Chief Financial
  Officer and Director of Operations of Levin
  Management Co., Inc. and John A. Levin & Co.,
  Inc. from June 1996 to February 2000; prior
  thereto, Director of Operations of the
  predecessor to John A. Levin & Co., Inc. since
  1993.
Norris Nissim -- age 35                           Vice President, General           2000
  Vice President, General Counsel and Secretary   Counsel and Secretary
  of the Company and Vice President and General
  Counsel of Levin Management Co., Inc. and John
  A. Levin & Co., Inc. since February 2000;
  Director of Legal Affairs of Levin Management
  Co., Inc. and John A. Levin & Co., Inc. from
  August 1996 to February 2000.

---------------

(a) Each executive officer of the Company generally holds office until the first meeting of the board of directors after the annual meeting of stockholders and until his or her successor is elected and qualified.

                                  COMPENSATION

DIRECTORS' COMPENSATION

     Company employees who serve as directors of the Company receive no compensation for such services. The Company pays non-employee directors an annual retainer of $20,000, payable in quarterly installments. Non-employee directors receive $1,500 for each board meeting and $500 for each meeting of a committee of the board that they attend in person or by telephone and $5,000 per year for serving as the chairman of any committee of the Board. The Company also reimburses directors for their out-of-pocket expenses incurred in connection with such meetings. On March 28, 2001, each non-employee director received 1,000 restricted stock units in lieu of $20,800 of future cash compensation that would be earned pursuant to the fee schedule described above (including for attendance at the March 28, 2001 meeting of the board of directors). The restricted stock units vested on March 28, 2001, but the underlying shares could not be transferred or sold prior to their delivery date of December 31, 2001. Each of the directors has elected, under the Company's deferred compensation plan, to defer delivery of such underlying shares to a date no earlier than December 31, 2002. On October 1, 2001, each non-employee director received an additional 1,000 restricted stock units in lieu of $27,300 of future cash compensation that would be earned pursuant to the fee schedule described above (such future cash compensation to be determined from the period as of which the full value of the March 28, 2001 grants would have been earned). These restricted stock units vest on December 31, 2002, and the underlying shares may not be transferred or sold prior to their delivery to the non-employee directors on such vesting date.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth compensation for the years ended December 31, 2001, December 31, 2000 and December 31, 1999 received by the Company's Chief Executive Officer, and the Company's three other most highly compensated executive officers serving at the end of fiscal year 2001 (each of whom was paid in excess of $100,000 in aggregate compensation by the Company). These four officers are referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION AWARDS
                                                                  --------------------------------------------
                                      ANNUAL COMPENSATION         RESTRICTED    SECURITIES
                                  ----------------------------      STOCK       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)      AWARD($)    OPTIONS(1)(#)   COMPENSATION($)
---------------------------       ----   ---------   ---------    ----------   -------------   ---------------
John A. Levin...................  2001    864,472    3,987,621           --       45,000           10,500(7)
  Chairman, Chief                 2000    837,624    1,956,962    1,499,673(3)        --           10,500(7)
  Executive Officer and
    President                     1999    867,165    1,635,000      189,005       34,570           30,000(8)
Gregory T. Rogers...............  2001    406,991    1,303,900           --       20,000           10,500(7)
  Executive Vice President and    2000    375,883      785,500    1,366,008(4)        --           10,500(7)
  Chief Operating Officer         1999         --      403,848(2)        --       65,049(2)            --
Glenn A. Aigen..................  2001    234,025    1,259,580           --       15,000           10,500(7)
  Senior Vice President           2000    192,800      807,200    1,366,008(5)    24,393           10,500(7)
  and Chief Financial Officer
Norris Nissim...................  2001    224,489      214,500           --        7,300           10,500(7)
  Vice President                  2000    217,519      124,500      105,000(6)        --           10,500(7)
  and General Counsel

---------------

(1) All option grants were made under the Company's 1998 Incentive Compensation Plan.

(2) Represents a signing bonus paid to Mr. Rogers.

(3) Represents the grant date value of 71,413 restricted stock units (RSU) granted on January 12, 2001 with respect to 2000 bonus compensation. The shares underlying such RSU's may not be delivered prior to January 12, 2004. As of December 31, 2001, Mr. Levin held 14,504 RSU's with an aggregate value of $416,265. All of such RSU's have vested.

(4) Represents the grant date value of 65,048 RSU's granted on January 12, 2001 with respect to 2000 bonus compensation. The shares underlying such RSU's may not be delivered prior to January 12, 2004.

(5) Represents the grant date value of 65,048 RSU's granted on January 12, 2001 with respect to 2000 bonus compensation. The shares underlying such RSU's may not be delivered prior to January 12, 2004. As of December 31, 2001, Mr. Aigen held 1,382 RSU's with an aggregate value of $39,663. All of such RSU's have vested.

(6) Represents the grant date value of 5,000 RSU's granted on January 12, 2001 with respect to 2000 bonus compensation. The shares underlying such RSU's may not be delivered prior to January 12, 2004.

(7) Represents amounts contributed to the Company's 401(k) plan by the Company.

(8) Represents contributions made with respect to Mr. Levin to a target benefit pension plan.

OPTION GRANTS IN 2001

     The Company granted the following options in 2001 to the Named Executive Officers.

                                                PERCENT OF TOTAL
                              NUMBER OF        OPTIONS GRANTED TO   EXERCISE OR                 GRANT DATE
                          SHARES UNDERLYING       EMPLOYEES IN       BASE PRICE    EXPIRATION    PRESENT
NAME                      OPTIONS GRANTED(1)      FISCAL YEAR       ($/SHARE)(1)      DATE       VALUE(2)
----                      ------------------   ------------------   ------------   ----------   ----------
Glenn A. Aigen..........        15,000                 4.5%            $28.27       12/13/11     $169,500
John A. Levin...........        45,000                13.4%            $28.27       12/13/11     $508,500
Gregory T. Rogers.......        20,000                 6.0%            $28.27       12/13/11     $226,000
Norris Nissim...........         7,300                 2.2%            $28.27       12/13/11     $ 82,490

---------------

(1) The exercise price of each option is the fair market value of the Company's common stock on the date of grant. The options were subject to a vesting schedule whereby 1/3 will vest on December 31, of each of 2002, 2003 and 2004.

(2) The fair value of each option granted in 2001 was estimated using the Black-Scholes option pricing model with the following assumptions: 0% dividend yield, 26.64% volatility, 4.64% risk-free interest, and an exercise period of seven years.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the exercise of options to purchase the Company's common stock during 2001 by the Named Executive Officers and the value of unexercised in-the-money options to purchase shares of the Company's Common Stock granted to the Named Executive officers outstanding as of December 31, 2001.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                          SHARES                         OPTIONS AT FISCAL         MONEY OPTIONS AT FISCAL
                         ACQUIRED        VALUE           YEAR-END 2001 (#)           YEAR-END 2001 ($)(1)
NAME                    ON EXERCISE   REALIZED ($)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                    -----------   ------------   -------------------------   ----------------------------
John A. Levin.........         0              0            34,570/45,000                541,669/19,350
Gregory T. Rogers.....         0              0            43,360/41,689               679,397/348,440
Glenn A. Aigen........     8,131        137,211             3,293/31,262                51,597/215,010
Norris Nissim.........         0              0                  0/7,300                       0/3,139

---------------

(1) On December 31, 2002, the closing price of the Company's common stock on the New York Stock Exchange was $28.70 per share.

EMPLOYMENT CONTRACTS

     Gregory T. Rogers. Mr. Rogers is party to an employment agreement with the Company effective December 31, 1999. The agreement has an initial three-year term, unless otherwise terminated as provided therein, with automatic annual one year renewals unless either the Company or the employee gives at least six months written notice of their intention not to extend the term. Under the contract, Mr. Rogers is entitled to an annual base salary of $400,000, to be adjusted annually to reflect increases in the cost of living. Mr. Rogers is also entitled to participate in all incentive compensation and benefit plans available to senior executives of the Company. With respect to calendar years 2000 and 2001, he is entitled to bonus compensation of at least $600,000, up to 30% of which may be paid in stock options or other equity-based awards.

     In addition, Mr. Rogers also received a signing bonus of $403,848 and an award of stock options to purchase 65,049 shares of common stock of the Company at the stock price on the date of grant. The stock options vest in three equal annual installments commencing on December 31, 2000. All the options vest immediately and become exercisable upon a change of control.

     In the event he is terminated other than for cause, Mr. Roger's agreement provides that he will receive an amount equal to the base salary and bonus compensation he would have been entitled to during the term of the contract. For these purposes, bonus compensation in the years following 2001 would be deemed to be at least $600,000.

     Mr. Roger's agreement contains confidentiality provisions that prohibit him from disclosing confidential information relating to the Company and its subsidiaries following the termination of the employment agreement. Mr. Roger's contract also contains (1) non-competition provisions that apply six months following the termination of the agreement by the Company for cause or by the employee without good reason, and (2) non-solicitation provisions that apply for one year following the termination of employment.

TARGET BENEFIT PENSION PLANS

     The Company maintains a target benefit pension plan. Prior to January 1, 2000, contributions were made by the Company on behalf of all employees who had reached the age of 20.5 and had completed nine months of service to the Company. The plan has been frozen and no contributions have been made since December 31, 1999. The amount of the contribution made by the Company was based on the employee's age and compensation, and the amount of the retirement benefit depends on the amount contributed on behalf of the employee and the performance of those assets, whose investment may be directed by the employee among the investment options in the plan. The Company has made an application to the Internal Revenue Service with regard to the termination of the pension plan. Upon approval of such application, it is anticipated that the plan will be terminated and the assets distributed to the named beneficiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Anson M. Beard, Jr., David D. Grumhaus and Burton G. Malkiel served as members of the compensation committee during 2001. None of these persons were ever officers or employees of the Company. During 2001, none of the Company's executive officers served on the board of directors or the compensation committee of any entity which had an executive officer who served on the Company's board of directors or compensation committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of the board of directors makes decisions on compensation of the Company's executives. Each member of the compensation committee is a non-employee director. The compensation committee establishes the compensation of John A. Levin, Chief Executive Officer, based on its evaluation of Mr. Levin's performance. It establishes the compensation of the other officers of the Company in consultation with Mr. Levin. The full board of directors reviews all decisions by the compensation committee relating to the compensation of all the Company's officers.

     The Company's executive compensation program reflects the philosophy that compensation should reward executives for outstanding individual performance and, at the same time, align the interests of executives closely with those of stockholders. To implement that philosophy, the Company offers each of its executives a combination of base salary and annual cash bonuses. Through this compensation structure, the Company aims to reward above-average corporate performance and recognize individual initiative and achievements.

     The compensation committee administers the Company's 1998 Incentive Compensation Plan, as amended, pursuant to which the Company may pay its employees, based on performance, in cash or in Company stock (including stock options and restricted stock units).

BASE SALARY

     Base salaries reflect individual positions, responsibilities, experience, and potential contribution to the success of the Company. Actual salaries vary according to the compensation committee's subjective assessment of a number of factors in its review of base salaries of Company executives. The Company conducts annual reviews to ensure that base salaries are competitive, that they reflect the specific responsibilities of individual executives and that they appropriately reward individual executives for their contributions to the Company's performance.

BONUSES

     At the compensation committee's sole discretion, the Company may pay each executive officer a cash bonus based on the compensation committee's assessment of the executive officer's individual performance and the performance of the Company or business unit. In its evaluation of the performance of the officer and the determination of incentive bonuses, the compensation committee does not assign quantitative relative weights to different factors or follow mathematical formulas. Rather, the compensation committee makes its determination in each case after considering the factors it deems relevant at the time.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Levin received a base salary in 2001 in accordance with the terms of his employment agreement. His annual bonus was determined by the compensation committee of the board of directors in accordance with the guidelines established by it for the executive officers of the firm. These guidelines took into consideration the overall profitability of the firm, and in the case of Mr. Levin, the profitability of pooled investment vehicles which earned performance-based fees and with respect to which he acted as the portfolio manager.

     Mr. Levin also received an option grant with regard to 45,000 shares of common stock. This award was made in the context of aggregate grants of 335,308 stock options to employees of the Company, including the Named Executive Officers at the time, on December 13, 2001. These option grants were made as part of an effort to retain key personnel and develop long-term shareholder value through the alignment of interests of employees and shareholders.

LIMITS ON DEDUCTIBILITY OF COMPENSATION

     For corporate income tax purposes, the Company may not deduct executive compensation in excess of $1 million, unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee currently anticipates that, to the extent practicable and in the Company's best interest, the Company will pay executive compensation in a manner that satisfies the requirements of the Code to permit the Company to deduct the compensation.

COMPENSATION COMMITTEE MEMBERS
Anson M. Beard, Jr. (Chairman)
David D. Grumhaus
Burton G. Malkiel

                             AUDIT COMMITTEE REPORT

     The board of directors has adopted a charter for the audit committee, Pursuant to this charter, the audit committee makes recommendations regarding the selection of independent auditors and meets with representatives of the Company's independent auditors to determine the scope, and review the results, of each audit.

     In March 2002, the audit committee met with members of the Ernst & Young LLP engagement team to review the results of the 2001 audit. The audit committee also discussed the audited financial statements and the results of the audit with the Company's management.

     The audit committee discussed the matters required to be discussed by Statements on Auditing Standards No. 61, as amended, with Ernst & Young LLP. Further, the Committee has received the written statements required by Independence Standards Board Standard No. 1. Standard No. 1 requires auditors to communicate, in writing, at least annually all relationships between the auditor and the Company that, in the auditor's professional judgment, may reasonably be thought to affect the auditor's independence. The audit committee has received this written disclosure and has discussed with Ernst & Young LLP its independence and considered the compatibility of nonaudit services with the auditor's independence.

     Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to the board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

AUDIT COMMITTEE MEMBERS
David D. Grumhaus
Burton G. Malkiel
J. Barton Goodwin

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     John A. Levin, the Company's Chairman, Chief Executive Officer and President, is the managing member of Island Drive Management, LLC, which serves as a general partner of Island Drive Partners, L.P. and participates in the performance-based incentive allocation made by the limited partners to the general partners. Levco GP, Inc., a wholly owned subsidiary of the Company, serves as the managing general partner of this partnership. Island Drive Management, LLC received an incentive allocation of $487,253 from Island Drive Partners, L.P. in 2001.

     Jennifer Levin Carter, a daughter of Mr. John Levin, received $200,000 from the company for consulting services rendered in connection with the investment program of Island Drive Partners, L.P. and similarly managed portfolios, a portion of which was received through her participation in Island Drive Management, LLC.

     In 2001, John A. Levin & Co., Inc. received $71,000 in investment management fees in connection with accounts owned by Peter J. Solomon, a director of the Company, and trusts established for the benefit of members of Mr. Solomon's immediate family.

     In November 2001, the Company also retained Peter J. Solomon Company, of which Mr. Solomon, a director of the Company, is the Chairman, to act as a financial advisor. No payments were made by the Company to Peter J. Solomon Company in 2001.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

     The following chart shows the Company's annual total returns from December 31, 1996 through December 31, 2001. On August 19 1999, the Company's stockholders approved the Plan for Distribution of Assets of the Company, pursuant to which the Company distributed or liquidated substantially all of its assets, with the exception of Levin Management Co., Inc. and its subsidiaries, and changed the nature of the Company's business so that it no longer operated as a registered investment company. Currently, the Company's chief operating business is as an investment adviser. Because the chart that follows contains the Company's returns from 1996 through 2001, the chart includes information about the Company during that period in which the Company was operating as a registered investment company and during the period after the August 19, 1999 stockholder meeting in which the Company distributed or liquidated substantially all of its assets except Levco. To reflect the changing nature of the Company's business, the chart sets forth a comparison of the Company's total return with the annual return of (i) all closed-end, equity investment companies ("Closed-End Funds") reported by Morningstar, Inc.; (ii) the S&P Financial Index; and (iii) the S&P 500 Index. The chart is based on an investment of $100 on December 31, 1996, and assumes that all dividends and capital gain distributions were reinvested. art is not an indicator of the future performance of the Company. Thus, it should not be used to predict the future performance of the Company's stock.

                COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

LOGO

--------------------------------------------------------------------------------------
                       12/31/96   12/31/97   12/31/98   12/31/99   12/29/00   12/31/01
--------------------------------------------------------------------------------------
 BKF CAPITAL GROUP,
  INC.                   $100     $125.33    $129.22    $173.38    $226.01    $355.42
 CLOSED-END FUNDS         100      118.18     153.76     158.87     179.24     176.65
 S&P FINANCIAL INDEX      100      145.39     159.31     163.03     201.22     180.44
 S&P 500 INDEX            100      133.72     171.60     207.69     188.79     166.35

     Total returns assume that dividends and capital gain distributions are reinvested.

                PROXY SOLICITATION; QUORUM; VOTING; ADJOURNMENT

PROXY SOLICITATION

     If you properly sign your proxy and return it on time, your shares will be voted at the Annual Meeting in accordance with the directions you mark on your proxy card. If you properly sign and return your proxy, but don't mark any directions on it, your shares will be voted FOR the election of each of the nominated directors, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company, and AGAINST the stockholder proposal.

     You may revoke your proxy at any time before it is voted, either in person at the meeting, by written notice to the Company, or by delivery of a later dated proxy. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

     Stockholders of record at the close of business on April 15, 2002 are entitled to participate in the meeting and to cast one vote for each share held. The Company had 6,617,045 shares of common stock outstanding on the record date. There is no other class of stock outstanding. Stockholders are entitled to one vote per share for each matter eligible to be voted upon.

     Proxies will be solicited by mail. Directors, officers, and a small number of regular employees may solicit proxies, personally or by telephone, telegraph or mail, but such persons will not be specially compensated for such services. In addition, the Company may engage ChaseMellon Shareholder Services LLC to render proxy solicitation services at a cost estimated at $6,500. The Company will inquire of any stockholder of record known to be a broker, dealer, bank, or other nominee as to whether other persons were the beneficial owners of shares held of record by such persons. If so, the Company will supply additional copies of solicitation materials for forwarding to beneficial owners and will make reimbursement for reasonable out-of-pocket costs. The Company will bear all costs of solicitation and related actions.

QUORUM

     ChaseMellon Shareholder Services, LLC, the Company's transfer agent, tabulates the proxies. Under Delaware law (under which the Company is organized) and the Company's bylaws, a majority of the shares outstanding on the record date, excluding shares held in the Company's treasury, must be present at the meeting in person or by proxy to constitute a quorum for the transaction of business. Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as "present" for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares.

VOTING

     In the election of directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more of the nominees. For the other proposals, you may vote FOR, AGAINST or ABSTAIN. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors.

  ELECTION OF DIRECTORS

     The affirmative vote of a plurality of the shares cast at the meeting is required for the election of directors. A properly executed proxy marked WITHHOLD AUTHORITY with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

  RATIFICATION OF APPOINTMENT OF AUDITORS

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required to ratify the appointment of Ernst & Young LLP as independent auditors. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

  STOCKHOLDER PROPOSAL

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required to approve the stockholder proposal. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal. Approval of this proposal will not require that the requested action be taken, since the proposal is precatory.

ADJOURNMENT

     Any decision to adjourn the meeting would be made by vote of the shares present at the meeting, in person or by proxy. Proxies would be voted in favor of adjournment if there were not enough shares present at the meeting to constitute a quorum. If sufficient shares were present to constitute a quorum, but insufficient votes had been cast in favor of an item to approve it, proxies would be voted in favor of adjournment only if the board determined that adjournment and additional solicitation was reasonable and in the best interest of shareholders, taking into account the nature of the proposal, the percentage of votes actually cast, the percentage of negative votes, the nature of any further solicitation that might be made and the information provided to stockholders about the reasons for additional solicitation.

                           PROPOSALS OF STOCKHOLDERS

     Under the Company's bylaws, no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the board of directors or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the bylaws) not less than 60 days prior to the date on which the Company first mailed its proxy materials for the prior year's annual meeting; provided, however, that if the date of the annual meeting has been advanced by more than 30 days from the date of the prior years annual meeting, then such notice must be received by the Secretary of the Company not later than the close of business on the tenth day following the date on which the Company first makes public disclosure of the date of the meeting. These regulations are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have stockholder proposal included in the Company's proxy statement.

     Stockholders interested in submitting a proposal for inclusion in the proxy material for the annual meeting of stockholders in 2002 may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by the Company's Secretary no later than December 23, 2002.

                             AVAILABLE INFORMATION

     STOCKHOLDERS OF THE COMPANY WILL RECEIVE WITH THIS PROXY STATEMENT A COPY OF THE COMPANY ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001. STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT BY WRITING TO THE COMPANY AT ONE ROCKEFELLER PLAZA, 19TH FLOOR, NEW YORK, NEW YORK 10020 OR BY CALLING (800) BKF-1891. SHAREHOLDERS MAY ALSO OBTAIN COPIES OF THE ANNUAL AND QUARTERLY REPORTS ON THE COMPANY'S WEB SITE AT WWW.BKFCAPITAL.COM.

                                          By Order of the Board of Directors

                                                   /s/ NORRIS NISSIM
                                          --------------------------------------
                                                      Norris Nissim
                                                        Secretary

New York, New York
April 22, 2002

                                   Please mark
                                  your votes as
                                  indicated in
                                  this example
                                       [X]

The Board of Directors recommends that you vote FOR proposals 1 and 2 and AGAINST proposal 3.

1. To elect three directors;

       FOR all nominees                      WITHHOLD
         listed below                        AUTHORITY
      (except as marked               to vote for all nominees
       to the contrary)                    listed below
            [ ]                                [ ]

Nominees: 01 J. Barton Goodwin 02 John A. Levin and 03 Burton G. Malkiel

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

________________________________________________________________________________

                                                         FOR   AGAINST   ABSTAIN
2.  To ratify the selection of Ernst & Young LLP         [ ]     [ ]       [ ]
    as independent auditors for the Company;

                                                         FOR   AGAINST   ABSTAIN
3.  To approve a stockholder  proposal  relating to      [ ]     [ ]       [ ]
    the Company's stockholder rights plan; and

4.To transact such other business as may properly come before the meeting.

                               Check here if you plan to attend the meeting. [ ]

                                              Check here for address change. [ ]

                                           Dated__________________________, 2002

                                           -------------------------------------
                                           Signature(s)

                                           Please vote, sign, date and return
                                           this proxy card promptly using the
                                           enclosed envelope.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

PROXY                                                                      PROXY

                             BKF CAPITAL GROUP, INC.

                    Proxy Solicited By The Board Of Directors

               For The Annual Meeting of Stockholders-May 16, 2002

Anson M. Beard, Jr., Peter J. Solomon and David D. Grumhaus, or any of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the annual meeting of stockholders of BKF Capital Group, Inc. to be held at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York on Thursday, May 16th at 8:30 a.m., local time, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

                                        Please  indicate  change of address
                                        here and mark the box on the other side.

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

All capitalized terms used in this proxy shall have the same meanings assigned to them in the Proxy Statement.

                  (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT.

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                     USING THE ENCLOSED POSTMARKED ENVELOPE.